99.2

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PricewaterhouseCoopers LLP
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New York, NY 10036
Telephone (646) 471-4000
Facsimile (813) 286-6000

Report of Independent Auditors

To the Board of Directors and Stockholder
Of Chase Manhattan Mortgage Corporation

We have examined management's assertion, about Chase Manhattan Mortgage
 Corporation's (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31,2003 included in the accompanying management assertion (see Exhibit I). The Company performs loan subservicing functions for the residential loan servicing portfolio of its affiliate, Chase Mortgage Company West. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based in our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we consider necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards, except for as of and for the year ended December 31, 2003 is fairly stated, in all material respects.



By: /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
March 3, 2004













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Chase Manhattan Mortgage Corporation
3415 Vision Drive
Columbus, OH 43219


Management's Assertion Concerning Compliance
With USAP Minimum Servicing Standards


March 3, 2004

As of and for the year ended December 31, 2003, Chase Manhattan Mortgage Corporation and its subsidiaries (collectively, the "Group") have complied in all material respects with the minimum servicing standards
(the "standards") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, ("USAP"). These standards are applicable only to Chase Manhattan
Mortgage Corporation's prime and subprime mortgage portfolios.

As of and for this same period, the Group had in effect fidelity bond and errors and omissions policy in the amounts of $250,000,000 and $25,000,000 respectively.


/S/:  Steve Rotella
      Steve Rotella
     Chief Executive Officer

/S/:  Terry L. Gentry
      Terry L. Gentry
     Senior Vice President of Servicing

/S/:  Lucy Gambino
      Lucy Gambino
      Vice President of Risk Management